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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

Board of Directors
Guess ?, Inc.


The audits referenced to in our report dated February 10, 2000, except for note 15, which is as of March 3, 2000, included the related financial statement schedule as of December 31, 1999, and for each of the years in the three-year period ended December 31, 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


We consent to the use of our report incorporated herein by reference and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

Our report refers to a change in the method of accounting for product display fixtures in 1997.

                                          KPMG LLP


Los Angeles, California
May 24, 2000